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                              ARMOR HOLDINGS, INC.
                           13386 International Parkway
                           Jacksonville, Florida 32218



                                 January 1, 1999



Mr. Warren B. Kanders
2 Soundview Drive
Greenwich, Connecticut 06830

Dear Warren:

         This letter agreement will set forth our understanding with respect to the arrangements relating to your employment services as Chairman of the Board of Directors of Armor Holdings, Inc. (the "Company").

         1. Employment. The Company hereby employs Warren B. Kanders ("Kanders") to serve as the Chairman of the Board of Directors of the Company, and Kanders hereby accepts such employment from the Company, upon the terms and subject to the conditions set forth in this letter agreement.

         2. Term. This agreement shall commence on the date hereof and shall continue for a period of three years expiring on January 1, 2002 (the "Term").

         3. Compensation. (a) In consideration of the services of Kanders pursuant hereto, the Company hereby grants to Kanders, effective as of January 1, 1999, 200,000 options for the purchase of the Company's Common Stock pursuant to the Company's 1998 Stock Option Plan at an exercise price equal to the average of the high and low trading price of the Company's Common Stock on the American Stock Exchange on the effective date of grant, or, if such date is not a business day, the last trading day immediately prior to the effective date of grant. All of such options shall fully vest on the effective date of grant. In addition, Kanders shall be entitled to reimbursement of out-of-pocket expenses incurred by Kanders in connection with the performance of his services hereunder upon submission of proper documentation therefor, all in accordance with the policies of the Company.

         (b) Upon the occurrence of a "change in control" (as hereinafter defined), Kanders shall have the right to terminate this Agreement.

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Mr. Warren B. Kanders
January 1, 1999
Page 2

         (c) For purposes hereof, a "change in control" of the Company shall be deemed to have occurred in the event that: (i) (A) Kanders is no longer Chairman of the Board of Directors of the Company, or (B) individuals who, as of the date hereof, constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Board of Directors shall be considered as though such individual was a member of the Board of Directors of the Company as of the date hereof, or (ii) the Company shall have been sold by either (A) a sale of all or substantially all its assets, or (B) a merger or consolidation, other than any merger or consolidation pursuant to which the Company acquires another entity.

         4. Confidentiality. For purposes of this Section 4, all references to the Company shall be deemed to include all of the Company's affiliates and subsidiaries.

         (a) Confidential Information. Kanders acknowledges that as a result of his employment with the Company, Kanders has and will continue to have knowledge of, and access to, proprietary and confidential information of the Company, including, without limitation, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, financial and marketing information and the identity of customers and suppliers (collectively, the "Confidential Information"), and that such information, even though it may be contributed, developed or acquired by Kanders, constitutes valuable, special and unique assets of the Company developed at great expense which are the exclusive property of the Company. Accordingly, Kanders shall not, at any time, either during or subsequent to the term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company, and except for such information which is or becomes of general public knowledge from authorized sources other than Kanders. Kanders acknowledges that the Company would not enter into this Agreement without the assurance that all such Confidential Information will be used for the exclusive benefit of the Company.

         (b) Return of Confidential Information. Upon the termination of Employee's employment with the Company, Kanders shall promptly deliver to the Company all drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials relating to the Company's business, including without limitation any materials incorporating

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Mr. Warren B. Kanders
January 1, 1999
Page 3

Confidential Information, which are in Kanders's possession or control.

         (c) Inventions, etc. Kanders will promptly disclose to the Company all designs, processes, inventions, improvements, discoveries and other information related to the business of the Company (collectively "developments") conceived, developed or acquired by him alone or with others during the term of this Employment Agreement, whether or not conceived during regular working hours, through the use of Company time, material or facilities or otherwise. All such developments shall be the sole and exclusive property of the Company, and upon request Kanders shall deliver to the Company all drawings, models and other data and records relating to such developments. In the event any such developments shall be deemed by the Company to be patentable or copyrightable, Kanders shall, at the expense of the Company, assist the Company in obtaining any patents or copyrights thereon and execute all documents and do all other things necessary or proper to obtain letters patent and copyrights and to vest the Company with full title thereto.

         5. Non-competition. For purposes of this Section 5, all references to the Company shall be deemed to include all of the Company's affiliates and subsidiaries. Kanders will not utilize his special knowledge of the business of the Company and his relationships with customers, suppliers of the Company and others to compete with the Company. During the Term of this Agreement and for a period of two (2) years after the expiration or termination of this Agreement, Kanders shall not engage, directly or indirectly, or have an interest, directly or indirectly, anywhere in the United States of America or any other geographic area where the Company does business or in which its products or services are marketed, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except with respect to his employment by the Company), or through the investment of capital, lending of money or property, rendering of services or otherwise, in any business competitive with or substantially similar to that engaged in by the Company at the time in question, including without limitation, the development, manufacture and distribution of security products, including, but not limited to, body armor, less-lethal munitions and anti-riot products for law enforcement and military agencies and related products, and the provision of security services, including, but not limited to, the provision of remote site logistics, investigative due diligence, systems integration and physical asset, executive and intellectual property asset protection or related services, or any other business engaged in by the Company at the time in question (it being understood hereby, that the ownership by Kanders of five percent (5%) or less of the stock of any company listed on a national securities exchange shall not be deemed a violation of this Section 5). During the same period, Kanders shall not, and shall not permit any of his employees, agents or others under his control to, directly or indirectly, on behalf of himself or any other person, (i) call upon, accept business from, or solicit the business of any person who is, or who had been at any time during

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Mr. Warren B. Kanders
January 1, 1999
Page 4

the preceding two (2) years, a customer of the Company or any successor to the business of the Company, or otherwise divert or attempt to divert any business from the Company or any such successor, or (ii) directly or indirectly recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Company or any successor to the business of the Company to terminate his or her employment or other relationship with the Company or such successor, or hire any person who has left the employ of the Company or any such successor during the preceding two (2) years. Kanders shall not at any time, directly or indirectly, use or purport to authorize any person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used at any time by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company. Any breach or violation by Kanders of the provisions of this Section 5 shall toll the running of any time periods set forth in this
Section 5 for the duration of any such breach or violation.

         6. Remedies. The restrictions set forth in Sections 4 and 5 are considered by the parties to be fair and reasonable. Kanders acknowledges that the restrictions contained in Section 4 and 5 will not prevent him from earning a livelihood. Kanders further acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Sections 7 or 8. Accordingly, Kanders agrees that, in addition to any other remedies available to the Company, the Company (i) shall be entitled to specific performance, injunction, and other equitable relief to secure the enforcement of such provisions, (ii) shall not be required to post bond in connection with seeking any such equitable remedies, and (iii) shall be entitled to receive reimbursement from Kanders for all attorneys' fees and expenses incurred by the Company in enforcing such provisions. If any provisions of Sections 4, 5, or 6 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 4, 5, or 6 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

         7. Governing Law. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflicts of laws rules.

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Mr. Warren B. Kanders
January 1, 1999
Page 5

         If you are in agreement with the foregoing, please so indicate by signing in the space indicated below and returning a fully executed copy of this letter to us.

                                       Very truly yours,

                                       ARMOR HOLDINGS, INC.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

ABOVE AGREED TO AND ACCEPTED:


--------------------------------------
          Warren B. Kanders